AULT INCORPORATED & SUBSIDIARY
     CALCULATIONS OF CONSOLIDATED EARNINGS PER SHARE
         (In Thousands Except Per Share Data)
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                                           (UNAUDITED)
                                       NINE MONTHS ENDED
                                      March 2,    Feb 25,
                                        1997        1996
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Primary Earnings Per Common Share:

Net Income                               $1,137       $532

Average Shares of Common Stock and
   Equivalent Outstanding:
      Common Shares Beginning of
         Period                       2,119,776  2,083,776

  Sale Of Common Shares by Public
         Offering, Weighted             529,230

  Common Shares From Warrants
   Granted to Underwriters,
   Weighted                               4,904
  Common Shares From Exercise of
   Options Weighted                       17,608     13,000
  Additional Outstanding Common Shares
   From Fully Dilutive Options,
   Weighted                              343,466    116,828


       Total                           3,014,984  2,213,604

Net Earnings Per Share Of Common
 Stock                                     $0.37      $0.24
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